Exhibit T3B.21

X

COMPANIES ACT 2014

DESIGNATED ACTIVITY COMPANY LIMITED BY SHARES

CONSTITUTION

OF

INTRUM INVESTMENT NO 1 DESIGNATED ACTIVITY COMPANY

(as amended by special resolution dated 10 January 2019)

INCORPORATED ON 14 JUNE 2016

A&L GOODBODY

SOLICITORS

COMPANIES ACT 2014

DESIGNATED ACTIVITY COMPANY LIMITED BY SHARES

CONSTITUTION

OF

INTRUM INVESTMENT NO 1 DESIGNATED ACTIVITY COMPANY

(as amended by special resolution dated 10 January 2019)

MEMORANDUM OF ASSOCIATION

1.	The name of the company is lntrum Investment No 1 Designated Activity Company.

2.	The company is a designated activity company limited by shares, that is to say a private company limited by shares registered under Part 16 of the Companies Act 2014.

3.	The objects for which the company is established are:

3.1.

To carry on the business of financing and re-financing whether asset based or not (including, without limitation, financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including, without limitation, financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, securitisation, synthetic securitisation, collateralised debt obligations, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount, mortgage receivables, loan receivables, and lease rentals for persons wherever situated in any currency whatsoever, and to acquire or enter into by purchase, lease, hire or otherwise and to sell on hire or otherwise deal in financial assets or instruments (including, without limitation, loans, participations, debentures, debenture stock, bonds, shares, securities, notes, euro bonds, swaps and hedges (including, without limitation, credit default, interest rate and currency swaps and hedges of any kind whatsoever)), and to do all of the foregoing as principal, agent or broker.

3.2.

To appoint and act through any agents, administrators, contractors or delegates in any part of the world in connection with the undertaking and business of the company (including, without limitation, in connection with the acquisition, novation, investment in, entering into, assignment, disposal, sale, participation, monitoring, servicing, administration, processing and enforcement of the financial assets or instruments and/or any related security referred to in sub-paragraph 3.1 above) on such terms and subject to such conditions as the Directors of the company think fit.

3.3.

To carry on a treasury business Including the procurement of short, medium or long term finance or finance of unlimited duration, the Investment in property of whatever nature Including real and personal property, and wherever situated and the provision of financial and Investment services and facilities, financial and investment management, advice, assistance, information and agency services in any currency whatsoever and to carry out financing and lending of every description to such persons or companies upon such terms as may seem expedient.

3.4.

To purchase, acquire by any means, hold and create, enter into any arrangement relating to, deal and participate In, underwrite and sell or dispose of by any means, securities, financial and swap Instruments and rights of all kinds Including without limitation foreign currencies, shares, stocks, gilts, equities, debentures, debenture stock, bonds, notes, commercial paper, risk management instruments, money market deposits, money market Instruments, Investment Instruments, swaps, credit default swaps or hedges, interest rate hedges, foreign currency hedges, floors, collars, options and such other financial and swap Instruments and rights and securities as are similar to, or are derivatives of, any of the foregoing.

3.5.

To raise or borrow money on such terms and In such manner as the Directors of the Company think fit including, without limitation, by the creation and issue of listed or unlisted notes, bonds, euro bonds, debentures, debt Instruments, shares or other securities whether or not the repayment of which or the payment of Interests or dividends thereon Is referenced or linked to a portfolio of assets, property or revenues whether or not the company has a legal or beneficial interest therein or not, secured upon all or any undertaking, assets, property or revenues of the company of whatever kind both present and future (including, without limitation all or any of the financial assets or Instruments and/or any related security referred to In sub-paragraph 3.1 above), and to secure on such terms and In such manner as the Directors of the Company think fit, any Indebtedness or obligation of the Company, by mortgage, charge, pledge, assignment trust or any other means Involving the creation of security over all or any part of the undertaking, assets, property and revenues of the Company of whatever kind both present and future (Including, without limitation, all or any of the financial assets or Instruments and/or any related security referred to In sub-paragraph 3.1 above).

3.6.

As an object of the Company and as a pursuit In itself or otherwise, and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever, to engage in currency and Interest rate transactions, credit default swaps, hedges or other transactions and any other financial or other transactions of whatever nature, including any transaction for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or Indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or the credit standing or any person or entity or from any other risk or factor affecting the Company’s undertaking and business, including but not limited to dealings, whether Involving purchases, sales or otherwise In any credit-default contracts, currency, spot and forward exchange rate contracts, forward rate agreements caps, floors and collars, futures, options, swaps, and any other credit default currency Interest rate and other hedging arrangements and such other Instruments as are similar to, or derivatives of any of the foregoing.

3.7.

To deposit money, securities and/or property to or with such persons, and on such terms as may seem expedient and to discount, buy and sell bills, notes, warrants, coupons and other negotiable or transferable instruments, debt securities or documents of whatsoever nature.

3.8.

To carry on any other business, except the Issuing of policies of Insurance, which may seem to the company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the company’s property or rights.

3.9.

To invest any monies of the company in such Investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or In exchange or otherwise acquire any real and personal property and rights or privileges.

3.10.

To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this company or carrying on any business capable of being carried on so as, directly or Indirectly, to benefit this company.

3.11.

To develop and turn to account any land acquired by the company or in which it is Interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

3.12.

To acquire and undertake the whole or any part of the business, property, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which the company Is authorised to carry on, or which can be conveniently carried on In connection with the same, or may seem calculated directly or indirectly to benefit the company.

3.13.

To employ the funds of the company In the development and expansion of the business of the company and all or any of its subsidiary (as defined by the Companies Act 2014 (the Act) or associated companies and In any other company whether now existing or hereafter to be formed and engaged In any like business of the company or any of Its subsidiary (as defined by the Act) or associated companies or of any other Industry ancillary thereto or which can conveniently be carried on In connection therewith.

3.14.	To lend money to such persons firms or companies either with or without security and upon such terms as may seem expedient.

3.15.

To borrow or otherwise raise money or carry out any other means of financing, whether or not by the Issue of stock or other securities, and to enter Into or Issue interest and currency hedging and swap agreements, forward rate agreements, Interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing.

3.16.

To make gifts or gratultous disposals of all or any part of the property (Including, without limitation, cash and non-cash assets) or rights of the company, and to make voluntary dispositions of any such property or rights either for no consideration or for a consideration less than the market value of such property or rights, In any such case on such terms as the directors may consider appropriate in their discretion.

3.17.

To secure the payment of money or other performance of financial obligations in such manner as the company shall think fit, including, without limitation by the Issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the company’s property, present or future, Including its uncalled capital.

3.18.	To adopt such means of making known the company and Its products and services as may seem expedient.

3.19.

To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property, undertaking, rights or assets of the company and for such consideration as the company might think fit, and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.20.	To acquire and carry on any business carried on by a subsidiary (as defined by the Act) or a holding company of the company or another subsidiary of a holding company of the company.

3.21.	To provide services of any kind Including the carrying on of advisory, consultancy, brokerage and agency business of any kind.

3.22.

To guarantee, grant indemnltles in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company, or by both such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of and premiums, Interest and dividends on any securities of any person, firm or company, Including (without prejudice to the generality of the foregoing) any company which Is for the time being the company’s holding company (as defined by the Act), or another subsidiary (as defined by the Act) of the company’s holding company or otherwise associated with the company In business notwithstanding the fact that the company may not receive any consideration, advantage or benefit, direct or Indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

3.23.	To amalgamate or merge with any other company.

3.24.

To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, technology and know-how and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any Invention or technology which may seem capable of being used, for any of the purposes of the company or the acquisition of which may seem calculated directly or indirectly to benefit the company, and to use, exercise, develop or grant licences In respect of or otherwise turn to account the property rights or information so acquired.

3.25.

To enter Into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture or otherwise with any person or company or engage In any business or transaction capable of being conducted so as directly or indirectly to benefit the company.

3.26.

To grant pensions or gratuities (to Include death benefits) to any officers or employees or ex-officers or ex-employees of the company, or its predecessors In business or the relations, families or dependants of any such persons, and to establish or support any non-contributory or contributory pension or superannuation funds, any associations, Institutions, clubs, buildings and housing schemes, funds and trusts which may be considered calculated to benefit any such persons or otherwise advance the Interests of the company or of Its members.

3.27.

To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this company or for any other purpose which may seem directly or indirectly calculated to benefit this company.

3.28.

To remunerate any person or company for services rendered or to be rendered In placing or assisting to place or guaranteeing the placing of any of the shares In the company’s capital or any debentures, debenture stock or other securities of the company, or In or about the formation or promotion of the company or the conduct of Its business.

3.29.

To draw, make, accept, endorse, discount, execute and Issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

3.30.	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

3.31.	To procure the company to be registered or recognised in any country or place.

3.32.

To promote freedom of contract and to counteract and discourage Interference therewith, to join any trade or business federation, union or association, with a view to promoting the company’s business and safeguarding the same.

3.33.

To do all or any of the above things In any part of the world as principal, agent, contractor, trustee or otherwise, and by or through trustees, agents or otherwise and either alone or In conjunction with others.

3.34.	To distribute any of the property of the company in specie among the members.

3.35.	To do all such other acts or things as appear to the company to be requisite, advantageous, or Incidental to the attainment of the above objects or any of them.

NOTE A: The objects specified in each paragraph of this clause shall not, except where otherwise expressed in such paragraph, be limited or restricted In any way by reference to, or Inference from, the terms of any other paragraph.

NOTE B: It Is hereby declared that the word “company” In this clause (except where it refers to this company) will be deemed to include any partnership or other body of persons, whether or not Incorporated and whether formed in Ireland or elsewhere.

4.	The liability of the members is limited.

5.	The share capital of the company is €1,000,000 divided into 1,000,000 shares of €1 each.

ARTICLES OF ASSOCIATION

The following Regulations shall apply to the company:

1.	Preliminary, Definitions and Interpretation:

1.1.	In these Articles, unless the context otherwise requires:

Act means the Companies Act 2014;

chairman means, In relation to any meeting of the directors: (i) David Lang in the first instance; (ii) Niklas Helin in the second Instance; or (iii) a nominating director appointed as chairman from time to time by the nominating directors;

committee means a committee established by the directors which may consist In whole or in part of members of the board of directors of the company;

director means a director for the time being of the company or a director present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called, and directors means all of such persons;

the seal means the common seal of the company;

the register means the register of members to be kept as required by Section 169 of the Act and registered address means the address of a member as entered in the register;

Ireland means Ireland excluding Northern Ireland;

material contract means any contract: (I) which, In the opinion of one or more of the nominating directors, pertains to the strategic direction of the company; (il) pursuant to which the company would incur a financial commitment of at least €100,000; and/or (iii) which is deemed by one or more of the nominating directors to be a material contract;

nominating director means each of David Lang and Niklas Heiin or any director which Is appointed In place of either of them or any director which has been appointed as a nominating director from time to time, and nominating directors means all of such persons.

1.2.

The provisions of the Act which are stated therein to apply to a designated activity company limited by shares, save to the extent that its constitution Is permitted to provide or state otherwise, will apply to the company subject to the alterations contained In these Articles, and will, so far as not inconsistent with these Articles, bind the company and the members.

1.3.

Unless the contrary Is clearly stated, references to the Act or to any other enactment (including any subordinate legislation) or any section or provision thereof shall mean the Act or such enactment, subordinate legislation, section or provision (as the case may be), as the same may be consolidated, amended, extended, modified, supplemented or re-enacted (whether before or after the date hereof) from time to time and may be for the time being in force.

1.4.

Unless specifically defined In these Articles or the context otherwise requires, words or expressions contained In this Constitution and not specifically defined herein shall bear the same meanings as In the Act, but excluding any statutory modification thereof not In force when this Constitution became binding on the company and the members.

1.5.	Reference to any document includes that document as amended or supplemented from time to time.

1.6.

Unless the context otherwise requires, expressions In these Articles referring to writing shall be construed, unless the contrary Intention appears, as Including references to printing, lithography, photography and to writing In electronic form and any other modes of representing or reproducing words In a visible form, and expressions In these Articles referring to execution of any document shall Include any mode of execution whether under seal or under hand.

1.7.

Unless the context otherwise requires, words Importing the singular include the plural and vice versa, words importing the masculine Include the feminine, and words Importing persons include corporations.

1.8.	Headings are Inserted for convenience only and do not affect the construction or Interpretation of these Articles.

1.9.	Unless the context otherwise requires, reference to Articles and to paragraphs are to these Articles and the paragraphs of these Articles.

2.

Company Seal: Without prejudice to the provisions of the Act in relation to the use of the seal of a company, any registered person authorised by the board of directors of the company In accordance with the applicable provisions of the Act will be entitled to use the seal of the company and may sign or countersign an instrument to which the seal is affixed, and an alternate who Is not also a director will also be entitled to sign or countersign an instrument to which the seal is affixed, as if he were the director who appointed him.

3.

Official Seal: The company may have for use In any place abroad an official seal which shall resemble the seal of the company with the addition on its face of the name of every place abroad where It Is to be used.

4.	Share Capital: The authorised share capital of the company is €1,000,000 divided Into 1,000,000 shares of €1 each.

5.	Authority to Allot Shares:

5.1.

The allotment of shares up to an amount equal to the authorised but unissued share capital of the company as at the date of incorporation of the company Is hereby generally and unconditionally authorised. The authority In relation to the allotment of shares will expire five years from the date of incorporation of the company, save that the company may before such expiry make an offer or agreement which would or might require shares to be allotted after such expiry and the directors may allot shares In pursuance of such offer or agreement as If the authority conferred hereby had not expired]. No further shares may be allotted unless those shares are comprised in the authorised but unissued share capital of the company.

5.2.	Section 69(6) of the Act Is hereby excluded In relation to all allotments of shares by the company.

5.3.

Shares and any other securities of the company may only be allotted by the directors or a duly authorised committee thereof and the directors (or any duly authorised committee) may allot, grant options over, issue or otherwise dispose of shares or other securities to such persons, on such terms and conditions, and at such times as they may determine In their absolute discretion.

5.4.

The directors or any duly authorised committee thereof may execute and do all such documents, acts and things as In their opinion are necessary or desirable in order to give effect to the authority conferred by this Article.

5.5.	For the purposes of this Article, shares Includes a right to subscribe for shares or to convert securities into shares and securities has the meaning given to such term In Section 64(1) of the Act.

6.	Transfer of Shares:

6.1.

The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that If the share concerned (or one or more of the shares concerned) Is not fully paid, the Instrument shall be executed by or on behalf of the transferor and the transferee.

6.2.

Without prejudice to the powers of the directors under Section 95(2) of the Act, the directors may, in their absolute discretion, and without giving any reason for doing so, decline to register any transfer of any share, whether or not It is a fully paid share. The restriction on the power to decline to register a transfer of shares contained in Section 95(1)(b) of the Act shall not apply.

7.	Transmission of Shares by Operation of Law In Consequence of a Merger:

7.1.

In any case In which any share or shares In the company (Relevant Shares) which are held by another company or body corporate, wherever incorporated (the Corporate Member), Is or are transmitted by operation of law in consequence of a merger involving the Corporate Member and one or more other companies (which may Include the company) or bodies corporate, wherever incorporated, and which is put Into effect In accordance with the provisions In that regard contained In the Act In the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008) (as amended), or In any other applicable law or other enactment (a merger) and if, in any such case, the provisions of Section 480(6) of the Act are not applicable for any reason, a transfer of the Relevant Shares may be validly effected in accordance with the following provisions of this Article.

7.2.

In any case as Is mentioned in the foregoing paragraph 7.1 of this Article, any person who is or who becomes entitled to any Relevant Shares in consequence of any such merger (a Relevant Person) may, subject always to paragraph 7.3 of this Article, upon such evidence being produced as may from time to time be required by the directors of the company (Including without limitation any information and documentation relating to the merger and the title and other rights of the Relevant Person to the Relevant Shares arising as a result thereof) elect either to be registered himself In the register as holder of the Relevant Shares, or, to the extent permitted by law, to have some person nominated by him (being a person who consents to be so registered) registered In the register as the transferee thereof.

7.3.

The directors of the company shall, in either of those cases, have the same rights under the Act or these Articles to decline or suspend registration as they would have had In the case of a transfer of the Relevant Shares by the Corporate Member before the merger was put Into effect as aforesaid.

7.4.

If the Relevant Person elects to be registered himself, the Relevant Person shall furnish to the company a notice In writing signed by him stating that he or she so elects, and If the Relevant Person elects, to the extent permitted by law, to have another person so registered Instead, the Relevant Person shall testify his or her election by executing in favour of that other person a transfer of the Relevant Shares.

7.5.

All the limitations, restrictions and provisions contained in the Act or In these Articles relating to the right to transfer and the registration of a transfer of a share shall be applicable to a notice or transfer referred to In paragraph 7.4 of this Article as if the merger had not occurred and the notice or transfer were a transfer signed by the Corporate Member.

7.6.

Subject to paragraph 7. 7 of this Article, the Relevant Person (or any other person nominated by him, to the extent permitted by law, in accordance with the foregoing provisions of this Article) shall, on and from the effective date of the merger, be entitled to the same dividends, bonus and other monies payable in respect of the Relevant Shares and other advantages to which he would be entitled if he was the registered holder of the Relevant Shares but shall not, before being registered In the register as a member In respect of the Relevant Shares, be entitled in respect of them to exercise any rights conferred by membership in relation to meetings of the company.

7.7.

The directors of the company may at any time serve a notice on any Relevant Person requiring the Relevant Person to make the election, to the extent permitted by law, provided for by paragraph 7.2 of this Article and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned In paragraph 7.4 of this Article Is appropriate) within 90 days after the service of the notice, the directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the Relevant Shares until the requirements of the notice have been compiled with.

7.8.	The company may charge a fee not exceeding €10 on the registration of any person entitled to a share in consequence of a merger in accordance with the foregoing provisions of this Article.

7.9.	The provisions of this Article shall be subject to any order made by a court having lawful jurisdiction In respect of a merger.

8.

Acquisition of Own Shares: Subject to (and without prejudice to) the provisions of the Act, the company may acquire Its own shares by purchase, or In the case of redeemable shares, by redemption or purchase, on such terms (Including as to the consideration for, and the timing of, any such purchase or redemption) and in such a manner as shall be determined by the directors in their absolute discretion.

9.

Number of Directors: The company shall have at least two directors. No director who has been appointed by the directors, as permitted by the Act, will require to be re-elected at the next following annual general meeting or at any extraordinary general meeting following such appointment

10.

Committees of Directors: The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations Imposed on such committee by the directors from time to time.

11.	Vacation of Office of Director:

11.1.

The office of a director shall, in addition to the circumstances in which It shall be vacated described in Section 136 (share qualification, if applicable) and Section 148(1) (bankruptcy and disqualification), also be vacated automatically if the director dies In office, or if the director:

11.1.1.	becomes subject to a declaration of restriction made pursuant to Chapter 3 of Part 14 of the Act; or

11.1.2.	is sentenced to a term of imprisonment following conviction of any Indictable offence, unless the term of imprisonment is suspended, such that he is not Imprisoned in respect of the offence; or

11.1.3.

is absent for more than six consecutive months without the permission of the directors from meetings of the directors or any committee thereof held during that period and his alternate director (if any) shall not have attended any such meetings in his place during such period, and his co-directors resolve that, by reason of such absence, he has vacated his office; or

11.1.4.	is removed from office by notice in writing served upon him signed by all his co-directors (any such removal being deemed to be an act of the company); or

11.1.5.

is no longer reasonably regarded by his co-directors as possessing an adequate decision- making capacity for reasons of health, and his co-directors have accordingly resolved that his office be vacated on this ground, or he becomes the subject of an order made in Ireland or elsewhere by a court claiming jurisdiction in that regard for his detention or for the appointment of a guardian or other person to exercise powers with respect to his property or affairs, on the ground, In any such case, of mental disorder or incapacity;

11.1.6.	resigns his office by notice in writing to the company; or

11.1.7.	makes any arrangement or composition in ireland or elsewhere with his creditors generally, and his co-directors resolve, for that reason, that his office be vacated.

11.2.	The provisions of paragraphs 11.1.1 to 11.1.7 of this Article shall apply to the exclusion of the provisions of Section 148(2) of the Act

12.	Alternate Directors:

12.1.	Any director (the appointer) may at any time and from time to time appoint by notice in writing to the company any person to be his alternate.

12.2.

A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote.

12.3.

An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

12.4.

An alternate will be entitled, subject to his giving to the company an address to receive notice of all meetings of the directors and of all meetings of committees of which his appointer is a member, to receive notice of and attend and vote at any meeting of the directors (or of a committee of which his appointer is a member) at which the appointer is not personally present. An alternate shall not be entitled to be remunerated or paid fees otherwise than out of the remuneration or fees as the case may be paid to the appointer.

12.5.

The alternate will be entitled, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder).

12.6.

An alternate’s appointment will automatically come to an end if for any reason the appointer ceases to be a director, but if a director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate made by him which was in force Immediately prior to his retirement will continue after his re-appointment. Section 165(5) and (6) of the Act in relation to revocation of appointment shall apply.

13.	Managing and Executive Directors:

13.1.

Subject to the other provisions of these Articles, the directors may from time to time appoint one or more of themselves to be managing director or chief executive officer or any other category of executive director (by whatever name called) for such period, and on such terms as to remuneration or otherwise, as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment The directors may entrust to and confer upon any director so appointed any of the powers exercisable by them upon such terms and conditions and with such restrictions (if any) as they may think fit, and either concurrently with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any conferral of such powers. Section 159(2) of the Act shall not apply in relation to any such appointment.

14.	Directors’ Contracts:

14.1.

Notwithstanding the provisions of Section 162 of the Act, no contract will be entered into by the company for the employment of, or the provision of services by, a director or a director of a holding company of the company containing a term to which Section 249 of the Act applies, without obtaining the approval provided for in that Section.

15.	Directors’ Right to Attend Meetings:

15.1.	A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of share.

16.	Voting by Directors:

16.1.

A director may vote in respect of any contract, appointment or arrangement in which he is Interested, and he shall be counted in the quorum present at any meeting at which such matters are considered. Section 163 of the Act shall not apply.

16.2.	Questions arising at any meeting of the directors shall be decided by a majority of votes and where there is an equality of votes, the chairman shall have a second or casting vote.

16.3.

The company may enter into material contracts from time to time if such entry is considered and approved by the directors at a meeting of the directors. Entry into a material contract on behalf of the company shall be by way of execution by at least one nominating director or an attorney appointed by him for that purpose.

17.	Remuneration of Directors:

17.1.

The remuneration, which shall Include benefits in kind, and any fees, to be paid to directors of the company, shall be at such rate and basis as the directors shall determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses property incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or otherwise in connection with the business of the company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly of the other. The amount, rate or basis of the fees, remuneration or expenses paid or to be paid to the directors shall not require the approval of or ratification by the company in general meeting.

17.2.

The board may approve additional remuneration to any director undertaking any special work or services for, or undertaking any special task on behalf of the company including participating as a member of a committee, in addition to his ordinary work as a director. Any remuneration or fees paid by a director who Is also a legal adviser to the company or otherwise serves the company in a professional capacity shall be in addition to any remuneration or fees paid to him as a director of the company.

18.	Resolutions in Writing:

18.1.

Notwithstanding the provisions of Section 161(1) of the Act, a resolution in writing signed by each director or by his alternate will be as valid as if it had been passed at a meeting of the directors duly convened and held.

18.2.

A resolution in writing signed by each member of a committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that committee duly convened and held.

18.3.

Any such resolution as is referred to in this Article may consist of one document or two or more documents in like form to the same effect, each signed by one or more of the signatories, and for all purposes shall take effect from the time that it is signed by the last such signatory.

19.	Certain matters not to amount to conflicts of Interest, etc.:

19.1.

a director who has been validly appointed or nominated for appointment by a particular member or members may (i) be a director or other officer of, employed by or otherwise interested (including by the holding of shares) in, any such member or members, or of any body corporate owned or controlled by any such member or members, and (ii) have regard to the Interests of that member or members, and shall not be deemed to have a conflict of Interest or to be In breach of his duty under Section 228(1)(f) of the Act In any such circumstances.

19.2.

A director who declares the nature of his Interest in a contract (as the expression contract is to be interpreted by Section 231 of the Act) or proposed contract with the company in accordance with the requirements of the Act in that regard shall not be deemed to be in breach of his duty under Section 228(1)(f) of the Act, but this is without prejudice to the powers of the directors to take any action which they may consider appropriate in their discretion in relation to any matters so disclosed.

20.	Use of company property:

20.1.

Unless the members of the company in general meeting shall otherwise determine, and subject always to the other Articles of this Constitution, any director may use, for his own benefit, any of the company’s property where the other directors or the members of the company have given their consent (whether express or Implied) to that use.

21.	Proxies:

21.1.

The instrument appointing a proxy shall be in the form prescribed by the Act, or as near to it as circumstances permit. The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the company or at such other place within Ireland as is speclfied for that purpose in the notice convening the meeting of the company, and shall be so deposited not later than before the commencement of the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the commencement of the taking of the poll.

21.2.

The directors or the secretary may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility or by facsimile transmission, and may permit supplements, amendments or revocations of any such appointments to be made by similar means. Any such appointments of proxy and any such supplements, amendments or revocations thereof may be made subject to such terms and conditions as the directors or secretary may determine from time to time in their or his discretion, and any such appointments, supplements, amendments or revocations of proxy will be deemed deposited at the place specified for such purpose, once received by the company. The directors may treat any such communication, facility or transmission which purports to be or is expressed to be sent on behalf of a member as sufficient evidence of the authority of the person sending it to send it on behalf of that member.

22.

Business of AGM: Without prejudice to the powers of the directors to include on the agenda of any annual general meeting of the company such other matters as they may, in their absolute discretion, think fit, the business of the annual general meeting of the company shall be required to Include only the following matters:

22.1.

the consideration of the company’s statutory financial statements and the report of the directors and, unless the company is entitled to and has availed itself of the audit exemption under Section 360 or Section 365 of the Act, the report of the statutory auditors on those statements and that report;

22.2.	the review by the members of the company’s affairs; and

22.3.	save where the company is entitled to and has availed itself of the exemption referred to in paragraph 1 of this Article, the appointment or re-appointment of statutory auditors.

23.

General Meetings outside Ireland: An annual general meeting or an extraordinary general meeting of the company may be held inside or outside Ireland provided that, if the company holds any such meeting outside Ireland then, unless all of the members entitled to attend and vote at such meeting consent In writing to its being held outside Ireland, the company shall at its own expense make all necessary arrangements to ensure that members can, by technological means, participate in any such meeting without leaving Ireland.

24.

General Meetings including Quorum: The quorum for general meetings of the company shall be two members present in person or by proxy, unless the company is a single-member company within the meaning of the Act (that is to say all the issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate)), in which case one member present in person or by proxy shall be a quorum.

25.	Holding of Annual General Meeting:

25.1.

Subject to paragraph 2 of this Article 25 and subject always as provided by the Act, the company shall in each year hold a general meeting as its annual general meeting, in addition to any other meetings in that year, and shall specify the meeting as such In the notices calling it.

25.2.

Where the company has only one member, that is to say all the Issued shares of the company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the Act, and In such a case (but only in such a case), the company need not hold an annual general meeting in any year where the member is entitled, as at the date of the written resolution referred to in this Article, to attend and vote at such general meeting and has signed, before the latest date for the holding of the meeting, a written resolution, complying with the provisions of the Act, acknowledging receipt of the financial statements that would have been laid before that meeting, resolving all such matters as would have been resolved at that meeting, and confirming that no change is proposed In the appointment of the person (If any) who, at the date of the resolution, stands appointed as statutory auditor of the company.

26.	Right to demand a poll:

26.1.	At any general meeting a poll may be demanded by:

26.1.1.	the chairperson of the meeting;

26.1.2.	at least three members present in person or by proxy;

26.1.3.	any member or members present in person or by proxy and representing not less than 10 per cent of the total voting rights of all the members of the company having the right to vote at the meeting; or

26.1.4.

a member or members holding shares in the company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 10 per cent of the total sum paid up on all the shares conferring that right.

27.

Restriction on voting: For so long as the company holds any shares as treasury shares, or any subsidiary of the company holds shares in the company, then the company or the subsidiary (as the case may be) shall not exercise any voting rights in respect of the shares.

28.	Unanimous Written Resolutions and Majority Written Resolutions

A unanimous written resolution and a majority written resolution may be passed by members subject to and in accordance with Section 193 and Section 194 respectively of the Act.

29.

Directors’ and Officers Indemnity’: Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the company shall be Indemnified out of the assets of the company against any liability Incurred by him:

29.1.	In defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his favour or in which he is acquitted; or

29.2.	in connection with any proceedings or application referred to in, or under, Sections 233 or 234 of the Act in which relief Is granted to him by the court.

30.	Notices:

30.1.

Any notice or document to be served on or given to a member of the company by the company or by an officer of the company whether pursuant to any provision of the Act or these Articles or otherwise may be served on or given to the member In any of the ways specified In subsection {3) of Section 218 of the Act {including by electronic means provided that In such a case the conditions specified In subsection (4) of that Section are satisfied), and the notice or document shall be deemed to have been served or given as follows:-

30.1.1.	lf given personally or delivered to the member, when so given or delivered;

30.1.2.	if left at the registered address of the member, when so left at that address;

30.1.3.

If the notice is a notice of a general meeting, and It Is posted using ordinary pre-paid post to the registered address of the member, on the expiration of 24 hours following posting (as permitted by Section 181(3) of the Act); but In a case where the notice or document Is not a notice of a meeting, it shall be deemed to have been given or served 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

30.1.4.

If served on or delivered to a member by electronic means, both in the case of the service or giving of the notice or document by sending it by electronic mall and by making it available or displaying It on a website, 12 hours after the time it was sent, or made available or displayed.

30.2.

Where the company Is required or obliged to serve a notice on or give It to a person other than a member of the company, It shall be in writing and, without prejudice to any method of service provided for In the Act, may be served on or given to that person personally, or by leaving it at or posting It to the last-known postal address of that person, or by sending It to the other person by electronic mail provided that the person has consented to the use of electronic mail to serve or give notices on or to such person and has not, at the time that electronic mall is so used, given written notice to the company in accordance with the provisions of these Articles withdrawing that consent A notice or document given or served in a manner referred to in this paragraph shall be deemed to have been given or served as follows:

30.2.1.	If given personally, when so given;

30.2.2.	If left at the last-known postal address of the person, when so left at that address;

30.2.3.

If posted using ordinary pre-paid post to the last-known postal address of the other person on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after It was so posted; and

30.2.4.	If served on or delivered to the other person by electronic mall, 12 hours after the time it was sent.

30.3.

Without prejudice to any provision of the Act or of these Articles concerning the sending of notices or other documents to the company, any notice or other document which Is required to be served on or given to the company by a member or by any other person under the Act or these Articles shall be in writing and In the English language, and may be served on or given to the company by giving or delivering It personally to the secretary of the company or by posting lt using ordinary pre-paid post to the registered office of the company marked for the attention of the secretary, and will be deemed to have been served on or given to the company;

30.3.1.	If given or delivered personally, when so given or delivered; and

30.3.2.	If posted In the manner described In this paragraph on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after It was so posted.

31.	Single-member Company:

31.1.

If and so long as the company Is a single-member company within the meaning of the Act, the sole member may appoint a person to be a director of the company by serving a notice In writing on the company which states that the named person Is appointed director, and this applies notwithstanding anything In subsection (3) of Section 144 of the Act (save for the requirement of It that any limit for the time being on the number of directors provided for In these Articles (If any) Is to be observed) or in subsection (4) of Section 144.

31.2.

Where the company Is a single-member company and the sole member takes any decision which has effect, pursuant to Section 196 of the Act, as If agreed by the company In general meeting, the member shall provide the company with a written record of that decision, unless the decision Is taken by way of written resolution which the member has already forwarded to the company, and where the company Is notified by the sole member of a decision taken by way of a written resolution, or of a written record of a decision taken by that sole member, the company shall record and retain the notification in a book or other suitable means maintained for the purpose.

31.3.

Where the company is a single-member company and the sole member exercises or discharges any power, right or obligation pursuant to Section 196 of the Act, involving or consisting of the passing of a resolution, or the sole member agreeing to a thing, and the provisions of Section 198 shall apply to that resolution or thing, the company shall notify such exercise or discharge In writing within 15 days of the occurrence thereof to the Registrar of Companies. ·

31.4.

Where the company Is a single-member company and enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the company in the transaction {whether as a director or otherwise), the company shall ensure that the terms of the contract are forthwith set out In a written memorandum or are recorded in the minutes of the next directors’ meeting.

I, the person whose name and address is subscribed, wish to be formed into a company In pursuance of this Constitution, and I agree to take the number of shares In the capital of the company set opposite my name.

Names, Addresses and Descriptions of Subscribers	Number of Shares taken by the Subscriber

Stembridge Limited	One thousand

22 Northumberland Road

Ballsbridge

Dublin 4

Corporate Body

Total Shares Taken:	One thousand

Dated the 10th day of June 2016

Witness to the above Signature:

Signature:

Name:	Joanne Browne

Address:	22 Northumberland Road, Ballsbridge, Dublin 4